Exhibit 99.1

INPIXON AND SUBSIDIARIES

INTRODUCTION TO PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The Company’s strategic business plans include a sale, spin-off or other possible divesture of its Infrastructure Segment, which would separate Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business. In connection with such a transaction it is anticipated that the employees, assets and liabilities associated with the VAR business and those subsidiaries would be retained by Inpixon USA as its own separate stand-alone publicly traded company. Inpixon Federal would be a wholly-owned subsidiary of Inpixon USA.  Employees, assets and liabilities related to the Indoor Positioning Analytics business or product segment including AirPatrol, Shoom and Lightminer in Inpixon USA will be contributed up to the parent Inpixon. The following unaudited pro forma financial information presents the consolidated results of operations of the Company as if such a divesture had occurred as of January 1, 2016.  The pro forma does not necessarily (1) reflect the results of operations that would have occurred had the entities been a stand-alone company during those periods, (2) the terms of any consideration that may be delivered to the Company in connection with a sale, (3) the impact of a dividend distribution in the event of a spin-off or (4) the contribution by Inpixon to Inpixon USA of any cash amounts to support its operations following the divesture.  The unaudited proforma information is presented for illustration purposes only in accordance with the assumptions set forth above and below.

Pro Forma Condensed Combined Balance Sheet

December 31, 2017

(Rounded to 1,000's)

(UNAUDITED)

	(C)		(B)
	Inpixon Consol	(A)	Less: Sysorex	Proforma
	Balance Sheet	Less: Divestiture	Arabia	Balance Sheet
Assets
Current Assets
Cash and Cash Equivalents	141	(22)	-	119
Accounts Receivable, net	2,310	(1,881)	-	429
Notes and Other Receivables	183	(170)	-	13
Inventory	790	(7)	-	783
Prepaid Licenses & Maintenance Contracts	4,638	(4,638)	-	-
Assets Held for Sale	23	-	(23)	-
Prepaid Assets and Other Current Assets	1,122	(263)	-	859
Total Current Assets	9,208	(6,983)	(23)	2,203

Prepaid Licenses & Maintenance Contracts, non-current	2,264	(2,264)	-	-
Property and Equipment, net	520	(172)	-	348
Software and Infrastructure Development Costs	2,017	-	-	2,017
Intangible Assets, net	12,678	(5,113)	-	7,566
Goodwill	636	-	-	636
Other Assets	367	(10)	-	357

Total Assets	27,691	(14,541)	(23)	13,127

Liabilities
Accounts Payable	25,834	(24,271)	-	1,562
Accrued Liabilities	5,421	(3,215)	-	2,206
Deferred Revenue	5,611	(5,554)	-	58
Short-Term Debt	3,058	-	-	3,058
Derivative Liabilities	48	-	-	48
Liabilities Held for Sale	2,059	-	(2,058)	1
Total Current Liabilities	42,031	(33,040)	(2,058)	6,933

Long Term Liabilities
Deferred Revenue, non-current	2,636	(2,636)	-	-
Long-Term Debt	767	-	-	767
Acquisition Liability - Integrio	997	(997)	-	-
Other Liabilities	113	(40)	-	73
Total Liabilities	46,544	(36,713)	(2,058)	7,773

Stockholders' (Deficit) Equity
Common Stock	1	-	-	1
Additional Paid-in Capital	78,302	-	-	78,302
Treasury Stock, at cost, 15,922 shares	(695)	-	-	(695)
Due from Sysorex Consulting Inc.	-	-	-	-
Accumulated other comprehensive gain/(loss)	31	-	-	31
Accumulated Deficit	(94,485)	22,172	23	(72,290)

Stockholders' (Deficit) Equity Attributable to Inpixon	(16,846)	22,172	23	5,349

Non-Controlling Interest	(2,007)	-	2,013	6

Total Stockholders' (Deficit) Equity	(18,853)	22,172	2,035	5,355

Total Liabilities and Stockholders' (Deficit) Equity	27,691	(14,541)	(23)	13,127

(A) Divestiture of Infrastructure Segment/divestiture of Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business

(B) The Company sold its 50.2% interest in Sysorex Arabia on January 18, 2018; proforma reflects the data as if the sale occurred on January 1, 2016

(C) Includes the assets and liabilities of Sysorex India as the Company acquired Sysorex India as of 12/31/17

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Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2017

(Rounded to 1,000's)

(UNAUDITED)

			(B)	(C)
		(A)	Less: Sysorex	Add: Inpixon	Proforma Stmt
	Inpixon Consol	Less: Divestiture	Arabia	India	of Operations
Revenues
Products	33,928	(33,392)	-	-	536
Services	11,206	(7,806)	-	269	3,670
Total Revenues	45,134	(41,198)	-	269	4,205

Cost of Revenues
Products	28,804	(28,310)	-	-	494
Services	5,508	(4,770)		-	738
Total Cost of Revenues	34,312	(33,080)	-	-	1,232

Gross Profit	10,822	(8,118)	-	269	2,973

Operating Expenses
Research and development	1,813	(849)	-	-	964
Sales and marketing	6,578	(4,211)	-	-	2,367
General and administrative	18,506	(7,632)	-	254	11,128
Acquisition related costs	5	--	-	-	5
Impairment of goodwill	8,392	(7,805)	-	-	587
Amortization of intangibles	5,013	(2,077)		-	2,936
Total Operating Expenses	40,307	(22,574)	-	254	17,987

Income (Loss) from Operations	(29,485)	14,456	-	15	(15,014)

Other Income (Expense)
Interest expense	(3,821)	1,937	-	-	(1,884)
Other income (expense)	(721)	(348)	-	-	(1,069)
Extinguishment loss for debt modification	(1,523)	869		-	(654)
Change in fair value of derivative liability	555	-	-	-	555
Total Other Income (Expense)	(5,510)	2,458	-	-	(3,052)

Net Income (Loss) before Provision for Income Taxes	(34,995)	16,914	-	15	(18,066)

Provision for Income Taxes	-	-	-		-
Net Income (Loss) from Continuing Operations	(34,995)	16,914	-	15	(18,066)

Income (Loss) from Discontinued Operations, Net of Tax	(35)	-	35		-
Net Loss	(35,030)	16,914	35	15	(18,066)

Net Income (Loss) Attributable to Non-controlling Interest	(17)	-	17		-
Net Income (Loss) Attributable to Stockholders of Inpixon	(35,013)	16,914	17	15	(18,066)

(A) Divestiture of Infrastructure Segment/divestiture of Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business

(B) The Company sold its 50.2% interest in Sysorex Arabia on January 18, 2018; proforma reflects the data as if the sale occurred on January 1, 2016

(C) The Company acquired approximately 82.5% of the outstanding equity securities of Sysorex India Limited on December 31, 2017; proforma reflects the data as if the acquisition occurred on January 1, 2016

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Pro Forma Condensed Combined Balance Sheet

December 31, 2016

(Rounded to 1,000's)

(UNAUDITED)

			(B)	(C)
	Inpixon Consol	(A)	Less: Sysorex	Add: Inpixon	Proforma
	Balance Sheet	Less: Divestiture	Arabia	India	Balance Sheet
Assets
Current Assets
Cash and Cash Equivalents	1,821	(938)	-	-	884
Accounts Receivable, net	11,788	(10,783)	-	-	1,005
Notes and Other Receivables	362	(339)	-	-	23
Inventory	1,061	(200)	-	-	860
Prepaid Licenses & Maintenance Contracts	13,321	(13,321)	-	-	-
Assets Held for Sale	23	-	(23)	-	-
Prepaid Assets and Other Current Assets	1,767	(658)	-	-	1,109
Total Current Assets	30,144	(26,240)	(23)	-	3,881

Prepaid Licenses & Maintenance Contracts, non-current	5,169	(5,169)	-	-	-
Property and Equipment, net	1,385	(332)	-	-	1,053
Software and Infrastructure Development Costs	2,058	0	-	-	2,058
Intangible Assets, net	17,691	(7,189)	-	-	10,502
Goodwill	9,028	(7,805)	-	-	1,223
Other Assets	998	(78)	-	23	943

Total Assets	66,473	(46,813)	(23)	23	19,660

Liabilities
Accounts Payable	23,027	(22,325)	-	-	701
Accrued Liabilities	4,168	(2,563)	-	15	1,621
Deferred Revenue	15,043	(14,910)	-	-	133
Short-Term Debt	6,887	-	-	-	6,887
Liabilities Held for Sale	2,041	-	(2,041)	-	-
Total Current Liabilities	51,167	(39,798)	(2,041)	15	9,342

Long Term Liabilities
Deferred Revenue, non-current	5,960	(5,960)	-	-	-
Acquisition Liability - LightMiner	567	-	-	-	567
Acquisition Liability - Integrio	1,648	(1,648)	-	-	-
Long-Term Debt	4,047	-	-	-	4,047
Other Liabilities	371	(69)	-	-	301
Total Liabilities	63,760	(47,475)	(2,041)	15	14,258

Stockholders' (Deficit) Equity
Preferred Stock	1,340	-	-	-	1,340
Common Stock	33	-	-	-	33
Additional Paid-in Capital	64,117	-	-	8	64,125
Treasury Stock	(695)	-	-	-	(695)
Due from Sysorex Consulting Inc.	(666)	-	666	-	-
Accumulated other comprehensive gain/(loss)	52	-	-	-	52
Accumulated Deficit	(59,474)	662	(642)	-	(59,454)

Stockholders' (Deficit) Equity Attributable to Inpixon	4,708	662	23	8	5,402

Non-Controlling Interest	(1,995)	-	1,995	-	-

Total Stockholders' (Deficit) Equity	2,713	662	2,019	8	5,402

Total Liabilities and Stockholders' (Deficit) Equity	66,473	(46,813)	(23)	23	19,660

(A) Divestiture of Infrastructure Segment/divestiture of Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business

(B) The Company sold its 50.2% interest in Sysorex Arabia on January 18, 2018; proforma reflects the data as if the sale occurred on January 1, 2016

(C) The Company acquired approximately 82.5% of the outstanding equity securities of Sysorex India Limited on December 31, 2017; proforma reflects the data as if the acquisition occurred on January 1, 2016

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Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2016

(ROUNDED TO 1,000'S)

(UNAUDITED)

			(B)	(C)
		(A)	Less: Sysorex	Add: Inpixon	Proforma Stmt
	Inpixon Consol	Less: Divestiture	Arabia	India	of Operations
Revenues
Products	37,510	(36,382)	-	-	1,128
Services	15,657	(12,221)	-	199	3,635
Total Revenues	53,167	(48,603)	-	199	4,763

Cost of Revenues
Products	29,025	(28,710)	-	-	315
Services	9,215	(8,277)		-	938
Total Cost of Revenues	38,240	(36,987)	-	-	1,253

Gross Profit	14,927	(11,616)	-	199	3,510

Operating Expenses
Research and development	2,277	(611)	-	-	1,666
Sales and marketing	8,500	(5,255)	-	-	3,245
General and administrative	15,269	(5,602)	(25)	202	9,844
Acquisition related costs	876	(829)	-	-	47
Impairment of goodwill	7,400	-	-	-	7,400
Amortization of intangibles	4,328	(871)		-	3,457
Total Operating Expenses	38,650	(13,168)	(25)	202	25,659

Income (Loss) from Operations	(23,723)	1,552	25	(3)	(22,149)

Other Income (Expense)
Interest expense	(1,743)	659	-	-	(1,084)
Other income (expense)	(266)	(4)	-	-	(270)
Change in fair value of derivative liability	51	-	-	-	51
Change in fair value of shares to be issued	13	-	-	-	13
Reserve for the recoverability of note receivable	(1,077)	-	-	-	(1,077)

Total Other Income (Expense)	(3,023)	655	-	-	(2,368)
Net Income (Loss) before Provision for Income Taxes	(26,746)	2,207	25	(3)	(24,517)

Provision for Income Taxes	-	-	-	-	-
Net Income (Loss) from Continuing Operations	(26,746)	2,207	25	(3)	(24,517)

Income (Loss) from Discontinued Operations, Net of Tax	(758)	-	758	-	-
Net Loss	(27,504)	2,207	782	(3)	(24,517)

Net Income (Loss) Attributable to Non-controlling Interest	(390)	-	390	-	-
Net Income (Loss) Attributable to Stockholders of Inpixon	(27,114)	2,207	393	(3)	(24,517)

(A) Divestiture of Infrastructure Segment/divestiture of Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business

(B) The Company sold its 50.2% interest in Sysorex Arabia on January 18, 2018; proforma reflects the data as if the sale occurred on January 1, 2016

(C) The Company acquired approximately 82.5% of the outstanding equity securities of Sysorex India Limited on December 31, 2017; proforma reflects the data as if the acquisition occurred on January 1, 2016

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